Exhibit 10.2

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE:

(i) THE COMPANY HAS DETERMINED THE OMITTED INFORMATION IS NOT MATERIAL, AND
(ii) THE COMPANY CUSTOMARILY AND ACTUALLY TREATS THE OMITTED INFORMATION AS PRIVATE OR CONFIDENTIAL

RRPV Project Award Number:	001

RRPV Project Title:	RRPV-24-04-NGVx-006; Phase 2b study to evaluate GEO-CM04S1 COVID-19 Vaccine

UEI Number:	CEF5ULT44LF5

PARTIES:	Advanced Technology International (RRPV Consortium Management Firm or CMF) and GeoVax, Inc. (Project Awardee)

This RRPV Project Award is issued under the authority of the RRPV Base Agreement No. 2024-564, and incorporates all the terms and conditions thereof.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	Payment Method

The Payment Method for this Project Award is Expenditure-Based Milestone with a not to exceed ceiling.

2.	Term of the Project Award

The period of performance for this Project Award is from the effective date, which is the date of last signature, through November 29, 2027.

3.	Obligation

The CMF’s liability to make payments to the Project Awardee is limited to only those funds obligated under this Project Award or by modification to the Project Award. The CMF may incrementally fund this Project Award.

4.	Estimated Cost

The total estimated costs amount for the services to be provided by the Project Awardee are as follows:

Estimated Cost	$24,321,841

The United States Government (USG) and GeoVax, Inc agree that the current award amount will be $24,321,841. Billable costs for the duration of the agreement will not exceed the total amount of $24,321,841 as any additional effort would require additional funds from the USG. Additional funds can be requested and may be approved, provided GeoVax, Inc has an acceptable technical justification. However, GeoVax, Inc acknowledges that any costs above an agreed upon contract ceiling amount of $45,000,000.00, to include potential indirect rate adjustments, will be the sole responsibility of GeoVax, Inc.

5.	Limitation of Costs

The total amount of funding currently allotted to this Project Award and available for payment is $24,321,841. Any work performed in excess thereof shall be at the Project Awardee’s risk. The Project Awardee shall notify the CMF if at any time the Project Awardee has reason to believe that the costs accrued in the next sixty (60) days will exceed seventy-five percent (75%) of the current total authorized funding. Such notice should confirm that the remaining funding is sufficient to perform the remaining work. The Project Awardee is not obligated to continue performance under this Project Award (including actions under the Termination clause of the RRPV Base Agreement) or otherwise incur costs in excess of the amount identified in this clause.

6.	Milestone Payment Schedule

The Project Awardee shall segregate and track all Project Award costs separately and shall document the accomplishments of each milestone under each Project Award. Acceptance of milestones shall be contingent upon approval from the Government's Project Award Representative (PAR) detailed in the Technical and Administrative Representatives clause below. The Project Awardee shall invoice on a monthly basis based on actual incurred costs.

7.	Statement of Work

The Statement of Work, Attachment A, provides a detailed description of the work and reports to be accomplished and delivered. All changes to Attachment A must be incorporated via written modification to this Project Award.

8.	Technical and Administrative Representatives

The following technical and contractual representatives of the Parties are hereby designated for this Project Award. Either party may change their designated representatives by written notification to the other.

RRPV Consortium Management Firm Representative:

Rebecca Harmon, Sr. Contracts Manager
Advanced Technology International
315 Sigma Drive
Summerville, SC 29486
Email: RRPV-contracts@ati.org
Phone: (843) 760-3358

Project Award Representative (PAR):

Lindsay Odell
Email: Lindsay.Odell@hhs.gov
Phone: 202-774-2413

RRPV Project Awardee’s Representatives:

Contractual Representative:	Principal Investigator:
Mark Reynolds, Chief Financial Officer	Kelly T. McKee, Jr. MD, MPH, Chief Medical Officer
GeoVax, Inc.	GeoVax, Inc.
1900 Lake Park Drive, Suite 380 Smyrna, GA 30080	1900 Lake Park Drive, Suite 380 Smyrna, GA 30080
Email: mreynolds@geovax.com	Email: kmckee@geovax.com
Phone: (678) 384-7220	Phone: (678) 384-7220

9.	Marking of Deliverables

Any Data delivered under this Project Award by the Awardee shall be marked with a suitable notice or legend.

10.	Attachments

Attachments listed herein are hereby incorporated by reference into this RRPV Project Award.

A.	Statement of Work, “Phase 2b study to evaluate GEO-CM04S1 COVID-19 Vaccine” and Milestone Payment Schedule
B.	Key Tenets

11.	Government Furnished Property

At this time, Government Furnished Property is not provided for use under this Project Award.

12.	Publication and Publicity

In accordance with Article 11 of the RRPV Base Agreement, any written announcements, press releases, or similar publicity with respect to the execution of this Project Award shall be agreed upon by the RRPV Consortium Manager, the Government, and the affected Consortium Member in advance of such Announcement. Refer to Article 11 of the RRPV Base Agreement for further information.

13.	Data Rights

The Offeror shall comply with the terms and conditions defined in the Base Agreement regarding Data Rights. It is anticipated that anything delivered under this proposed effort will be delivered to the Government with Unlimited Rights in technical data.

GeoVax elected to assert “limited data rights” for this project. Technical data to be furnished with restrictions are ***, ***, ***, ***, ***, and ***. Basis for the assertation is that the aforementioned technical data was previously developed exclusively at private expense.

14.	Special Research Considerations

Human Subjects – Offeror is to conduct all Human Subject Trials in accordance with Article 17.1 of the RRPV Base Agreement, entitled Protection of Human Subjects.

Human Specimen Material - Offeror is to conduct all trials pertaining to Human Specimen Material in accordance with Article 17.2 of the RRPV Base Agreement, entitled Human Materials (Assurance of OHRP Compliance).

15.	Key Tenets

The Project Awardee agrees that the Phase 2b clinical trial will be conducting in alignment with the Attachment B, “Key Tenets”.

16.	Fair Pricing

If, and for so long as, the product developed from this SOW is commercialized in the United States, in consideration of the Government’s investment, the parties intend for GeoVax to commercialize the product in accordance with the following principles:

If GeoVax commercializes a product in the United States for prevention of SARS-CoV-2 comprised solely of a COVID-19 vaccine for which BARDA invests $150,000,000 or more (in combination with this Agreement and in-kind support through partnerships with the Clinical Services Network), then, subject to applicable law, the list price (at wholesale acquisition cost) for commercial sales of such product in the United States following full licensure of the product, shall be substantially equivalent to or less than the approved price for commercial sales in High Income Countries outside of the United States; provided that such sales are comparable sales taking place within the same time period. GeoVax is permitted to take into account all relevant factors in determining whether sales are comparable sales, including volume commitments, timing of purchase and supply, the terms and conditions of purchase and supply, market conditions and epidemiology of SARS-CoV-2. Notwithstanding the foregoing, in the event any other manufacturer enters into an agreement with the Government providing for a similar investment from the Government for its anti-SARS-CoV-2 product and such agreement does not contain a substantially similar (or more onerous) requirement for commercial sales of its product, then the Government shall notify GeoVax of such other agreement and this clause shall cease to apply and shall be of no further force and effect, effective upon the execution of such other agreement. For purposes of this provision, High Income Countries shall mean Canada, France, Germany, Italy, Japan, Poland, Spain, United Kingdom, Australia, Chile, Saudi Arabia, South Korea and Taiwan, which are countries that, as of the date of award of this Contract, are World Bank high income countries (https://datahelpdesk.worldbank.org/knowledgebase/articles/906519) with populations greater than 20,000,000. The parties acknowledge that, over time, the foregoing criteria may result in a different list of High Income Countries. In any such case, the parties shall discuss and, upon mutual agreement, may change the countries included in the definition of High Income Countries.

17.	Entire Agreement

This Project Award and the RRPV Base Agreement under which it is issued constitute the entire understanding and agreement between the parties with respect to the subject matter hereof.

Except as provided herein, all Terms and Conditions of the RRPV Base Agreement and its modifications remain unchanged and in full force and effect.

The Project Awardee is required to sign this document and return to Advanced Technology International to finalize this action.

GeoVax, Inc.		Advanced Technology International

By:		By:
Name:	Mark W. Reynolds	Name:
Title:	Chief Financial Officer	Title:

Date:	June 12, 2024	Date:

Attachment A

Statement of Work

Request for Project Proposals RPP: 24-04-NGVx

Project Identifier: RRPV-24-04-NGVx-006

Project Title: Phase 2b study to evaluate GEO-CM04S1 COVID-19 Vaccine

Organization Name: GeoVax, Inc.

Primary Place of Performance: GeoVax, Inc. Facilities, 1900 Lake Park Drive, Suite 380, Smyrna, GA 30080

1.0. Introduction/Background

The overarching goal of the outlined work is to demonstrate the efficacy of the GeoVax GEO-CM04S1 vaccine as a heterologous Coronavirus Disease 2019 (COVID-19) vaccine candidate, compared to that of a Food and Drug Administration (FDA) approved and commercially available COVID-19 vaccine. GeoVax plans to accomplish this through a Phase 2b randomized, double- blind, active-controlled study to evaluate clinical efficacy, immunogenicity, and safety. Individuals recruited for this clinical study will be highly diverse with respect to age, ethnicity and comorbidities, reflecting both healthy adults and populations at risk for serious or fatal disease associated with SARS-CoV-2 infections. GeoVax proposes conducting this work in two periods:

1) Phase 2b trial execution (base period) and 2) additional exploratory analyses and other unplanned analyses (option 1). The work will be executed over the course of approximately 42 months (3 years, 6 months). It is expected that the base period and option period will be executed concurrently.

GeoVax is the Prime Offeror (Sponsor) and will hold the ultimate responsibility for activities supporting the on-time and on-budget completion of the effort by the CRO within the scope. GeoVax will work with the assigned partners from the Clinical Studies Network (CSN). The CSN will be responsible for clinical trial execution. GeoVax will contract with EverGlade, an organization that specializes in the management of government contracts that will support project management, budget monitoring, invoicing, and contract compliance efforts. GeoVax will contract with Oxford Biomedica SAS (France) for manufacturing activities.

GeoVax will also partner with vendors for the execution of analytical analyses. GeoVax will work with Adaptive Biotechnologies to conduct T-cell receptor (TCR) beta chain immunosequencing and with Revvity for all other cellular immunogenicity assays. GeoVax will also work with Cerba Research USA, Inc for live virus neuralization analysis.

GeoVax will partner with additional vendors for the JN.1 lineage scope. Southern Research Institute will conduct toxicity and immunogenicity animal studies and City of Hope will conduct immune testing on already collected Wuhan samples.

2.0. Scope/Project Objective

GeoVax proposes to advance the clinical development of next-generation vaccine (the GeoVax GEO-CM04S1 or the JN.1 lineage construct) into a Phase 2b clinical trial. The efficacy and immunogenicity of the GeoVax GEO-CM04S1 vaccine as a heterologous COVID-19 vaccine candidate will be compared to that of an FDA approved and commercially available COVID-19 vaccine. GeoVax will conduct the work in two periods:

1.	Base Period: Support clinical trial execution primary and secondary endpoint analyses, and immunogenicity endpoint analyses
2.	Option Period 1: Execution of exploratory endpoints analyses & unplanned analyses. It is expected that both periods will take place concurrently.

GeoVax will perform this work with support of two subcontractors and five key vendors:

●	EverGlade (Subcontractor 1 – Base/Option 1): Support of project management, budget monitoring, invoicing, and contract compliance efforts
●	Oxford Biomedica SAS (FR) (Subcontractor 2 – Base): Manufacturing
●	Cerba Research USA, Inc. (Key Vendor 1 - Base): Live Virus Neutralization Analysis
●	Southern Research Institute (Key Vendor 2 – Base): Toxicity and Immunogenicity Animal Studies
●	City of Hope (Key Vendor 3 – Base): Immune Testing for Current Clinical Samples (Wuhan)
●	Adaptive Biotechnologies (Key Vendor 4 – Option 1): TCR Beta-Chain Immunosequencing
●	Revvity (Key Vendor 5 – Option 1): All Other Cellular Immunogenicity Assays

3.0. Requirements

1.	Base Period: Clinical Trial Planning and Readiness

1.1.	Technical Project Management

The Performer shall collaborate with the CSN to provide the following as outlined below and in the contract deliverables list:

The overall management, integration, and coordination of all contract activities, including a technical and administrative infrastructure to ensure the efficient planning, initiation, implementation, and direction of all contract activities.

1.1.1.   A Principal Investigator (PI), in conjunction with the CSN, is responsible for oversight and coordination of the project, ensuring that communication, tracking, monitoring, and reporting on status, progress, and modification to the project requirements and timelines, including projects undertaken by subcontractors are executed and delivered on time and within budget. The contract deliverables list identifies all contract deliverables and reporting requirements for this statement of work.

1.1.2.   A Project Manager (PM) is responsible for managing and administering project activities, for monitoring and tracking day-to-day progress and timelines, coordinating communication and project activities, costs incurred, and program management. The contract deliverables list identifies all contract deliverables and reporting requirements for this statement of work.

1.1.3.    A liaison with responsibility for effective communication with the Agreements Officer (AO) and Project Agreement Representative (PAR). The liaison may be the PI or PM.

1.1.4.    Administrative and legal staff with responsibility for developing compliant subcontracts, consulting, and other legal agreements; ensuring timely acquisition of all proprietary rights, including intellectual property (IP) rights; and reporting all inventions made in the performance of the contract.

1.1.5.    Administrative staff with responsibility for financial management and reporting on all activities conducted by the Performer and any subcontractors.

1.1.6.    Contract Meetings

1.1.6.1.      Contract Initiation Meeting

1.1.6.2.      The Performer shall participate in regular meetings to coordinate and oversee the contract effort conjointly with BARDA. Such meetings may include, but are not limited to, meeting of the Performers and subcontractors as well as BARDA CSN partners to discuss clinical manufacturing progress, product development, product assay development, scale-up manufacturing development, clinical sample assays development, preclinical/clinical study designs and regulatory issues; meetings with individual Performers and other government officials to discuss the technical, regulatory, and ethical aspects of the program; and meetings with technical consultants to discuss technical data provided by the Performer.

1.1.6.3.      The Performer shall participate in teleconferences every month with the AO and PAR to discuss the performance of the contract. Teleconferences or additional face-to- face meetings may be more frequent at the request of the AO.

1.1.7.    Integrated Master Schedule (IMS): Within 30 calendar days of the effective date of the contract, GeoVax shall contribute to and review a first draft of an updated IMS in a format agreed upon by BARDA and the CSN to the Project Officer and the Agreements Officer for review and comment. The IMS shall be used to monitor the performance of the contract relative to the SOW. The key milestones and Go/No Go decision gates shall be included. The IMS for the period of performance will be accepted by BARDA.

1.1.8.    Integrated Master Plan (IMP): Within 90 calendar days of the effective date of the contract, GeoVax shall submit an IMP in a format agreed upon by RRPV to the Project Agreement Representative and the Agreements Officer.

1.1.9.    Go/No-Go Decision Gates: The IMP outlines key milestones with “Go/No-Go” decision criteria (entrance and exit criteria for each phase of the project). The project plan will include, but not be limited to, milestones in manufacturing, non-clinical and clinical studies, and regulatory submissions. Trial start will depend on both GeoVax and CSN readiness.

1.1.9.1.      Decision Gate Reporting: Upon completion of a stage of the product development, as defined in the agreed upon IMS and IMP, GeoVax and relevant CSN contributors (specific to each decision gate), shall prepare and submit to the AO and PAR a Decision Gate Report that contains (i) sufficient detail, documentation, and analysis to support successful completion of the stage according to the predetermined qualitative and quantitative criteria that were established for Go/No-Go decision making; and (ii) a description of the next stage of product development to be initiated and a request for approval to proceed to the next stage of product development.

1.1.10.       Risk Management Plan: GeoVax will work with the assigned clinical partners to develop a risk management plan within 90 days of contract award highlighting potential problems and/or issues that may arise during the life of the contract; their impact on cost, schedule, and performance; and appropriate remediation plans. This plan should reference relevant WBS elements where appropriate. Updates to this plan shall be included, at a minimum, on a quarterly basis (every three months) in the monthly Project Status Report (see 1.1.14). PMBR: Performer shall submit a plan for a PMBR to occur within 90 days of contract award. At the PMBR, Performer and the government shall mutually agree upon the budget, schedule, and technical plan baselines (Performance Measurement Baseline [PMB]). These baselines shall be the basis for monitoring and reporting progress throughout the life of the contract. The PMBR is conducted to achieve confidence that the baselines accurately capture the entire technical scope of work, are consistent with contract schedule requirements, are reasonably and logically planned, and have adequate resources assigned.

1.1.11.     Deviation Request: During the course of contract performance, in response to a need to change IMS activities as baselined at the PMBR, GeoVax shall submit a Deviation Report. This report shall request a change in the agreed upon IMS and timelines. This report shall include: (i) discussion of the rationale/justification for the proposed change;

(ii) options for addressing the needed changes from the agreed upon timelines, including a cost-benefit analysis of each option; and (iii) recommendations for the preferred option that includes a full analysis and discussion of the effect of the change on the entire product development program, timelines, and budget.

1.1.12.        Monthly and Annual Reports: GeoVax shall contribute to Project Status Reports on a monthly basis. The reports shall address the items below cross referenced to the SOW, WBS, and IMS or other Project Management Plan tool(s): i. Executive summary highlighting the progress, issues, and relevant manufacturing, non-clinical, clinical, and regulatory activities; ii. Progress in meeting contract milestones, detailing the planned progress and actual progress during the reporting period, explaining any differences between the two and corrective steps; iii. Updated IMS; iv. Updated EVM/other Project Monitoring Tool(s); v. Updated Risk Management Plan (every three months); vi. Three- month rolling forecast of planned activities; vii. Progress of regulatory submissions; and

viii. Estimated and actual expenses.

1.1.13.        Final Technical and Business Status Report: GeoVax will submit a draft final project status report to BARDA for review. Reports shall include Technical and Business Status sections. GeoVax will make subsequent revisions to the draft for finalization.

1.2.	JN.1 Lineage Construct

1.1.1.          Pre-Master Virus Seed (MVS): GeoVax will produce pre-MVS (including gene synthesis, virus rescue, isolation of single clones, and amplification of virus clones). GeoVax will qualify the material and complete an in-house expansion.

1.1.2.          Manufacturing

1.2.1.1.     Order Supplies: GeoVax will partner with Oxford Biomedica (France) (OXB FR) for manufacturing activities. GeoVax will work with OXB FR to order supplies needed for GMP (Good Manufacturing Practice) Manufacturing.

1.2.1.2.     Pre-MVS Testing: Pre-MVS stock will be tested at OXB FR for sterility, mycoplasma, and titer, and full genomic sequencing will be performed.

1.2.1.3.     GMP Manufacture of 1 MVA COVID GMP MVS Batch: OXB FR will use the tested pre-MVS produced by GeoVax for the manufacture of a JN.1 GMP MVS batch using the full scale (*** m2) CEF DS (Drug Substance) production process. Release testing will be performed by OXB FR.

1.2.1.4.     GMP Manufacture of MVA COVID GMP Drug Substance (DS) Batches: OXB FR will manufacture *** JN.1 GMP DS batches using the full scale (*** m2) CEF DS production process. Release testing will be performed by OXB FR.

1.2.1.5.     GMP Manufacture of MVA COVID GMP Drug Product (DP) Batches: OXB FR will manufacture *** JN.1 GMP DP batches using the process according to the defined procedures and material and manufacturing specifications previously approved by GeoVax and OXB FR to produce GEO-CM04S1 (Wuhan). Release testing will be performed by OXB FR. DP vials will be labeled and packaged.

1.2.1.6.     Analytical Methods Feasibility Studies and/or Qualification: Additional feasibility and qualification of analytical methods will be performed as needed.

1.2.1.7.    Stability Studies: Real-time stability studies for the GMP MVS, GMP DS and GMP DP will be performed. Accelerated stability will be performed on GMP DP. In addition, intermediate short-term stability will be performed.

1.1.1.     Non-GLP Immunogenicity Mouse Study: GeoVax will work with Southern Research Institute to conduct an immunogenicity study in C57BL/6 mice. GeoVax will seek appropriate protocol approvals before performing the study.

1.1.2.      GLP Toxicology & Immunogenicity: GeoVax will work with Southern Research Institute to conduct a GLP compliant repeat dose acute toxicokinetic study in New Zealand White Rabbits. Assay validation will be performed. GeoVax will seek appropriate protocol approvals before performing the study.

1.1.3.       Regulatory (JN.1 Lineage): GeoVax will submit a Chemistry, Manufacturing, and Control (CMC) Investigational New Drug (IND) for each batch. GeoVax will provide any IND updates required for the study as its role as the Sponsor to include safety reporting.

1.2.    Clinical

1.2.1.    Immune Testing – Current Clinical (Wuhan) Samples: GeoVax will work with City of Hope to perform immune analysis (pseudovirus neutralization testing) on previously collected Phase 1 and Phase 2a clinical samples.

1.2.2.    Clinical Operations/Management: GeoVax will provide information needed for a ClinicalTrials.Gov registration and confirm and contribute to project plans, including the data management plan, sample management plan, monitoring plan, statistical analysis plan, and recruitment, enrollment, and diversity plan. The monitoring plan will be the responsibility of the CSN with GeoVax providing input. GeoVax will also confirm all needed study tracking systems are in place.

1.2.2.1.   Go/No-Go Milestone: BARDA Review & Approval of Project Plans & Final Protocol

1.2.3.    Develop Study-Specific Documents: GeoVax will develop and finalize an Investigational Brochure (IB). GeoVax will work with CSN to develop and finalize an informed consent form (ICF).

1.2.4.    Safety Oversight Committee (SOC): GeoVax will support the CSN in the development of a Safety Oversight Committee (SOC). GeoVax will participate in an initial SOC meeting and all future meetings, as appropriate.

1.2.5.    Site Readiness Activities: GeoVax will provide any input to the CSN in the performance of site evaluation visits (SEV) / site qualification visits.

1.2.6.    Site Activation: GeoVax will support the CSN in the completion of site initiation visits (SIVs) if needed.

1.2.7.    Study Execution: GeoVax will participate in regular meetings with the study execution team.

1.2.8.    Analytical Assays: GeoVax will confirm desired analytical assays, specifications, and parameters. Once analytical assays are confirmed, GeoVax will ensure databases for assay outputs are established by all relevant partners and vendors. The central laboratory (as part of the CSN) will conduct analytical assays. Other assays, if agreed upon in writing by the PAR and AO, may be conducted by external vendors.

1.2.9.    Site Close-Out Activities: GeoVax will support the CSN in completion of site Close-Out Visits (COVs) as needed.

1.2.10.  Post-Trial Support and Follow-Up Activities: GeoVax will assist in the coordination of sending samples for reconciliation and submission of final vendor invoices/payments/contract close-outs. GeoVax shall submit, with collaboration from the CSN, a final status report on clinical activities. GeoVax will ensure a quality check of the electronic trial master file (eTMF) is performed.

1.2.11.

1.3.    Regulatory

1.3.1.    Clinical Trial Material Readiness: GeoVax will release the clinical material from GMP manufacturer.

1.3.2.    IND Activities: GeoVax will submit a CMC IND update report as well as an IND Amendment . GeoVax will submit annual IND updates. GeoVax will provide any IND updates required for the study as its role as the Sponsor to include safety reporting.

1.3.3.    Investigational Review Board (IRB): GeoVax will support the CSN as needed to facilitate an initial IRB submission and receive a study-level IRB approval.

2.    Option Period 1: Additional Analytical Analysis

2.1.    Technical Project Management: Project management activities in Option Period 1 will be similar to those performed in the Base Period.

2.2.    Clinical

2.2.1.    Analytical Analysis: GeoVax will partner with key vendors, Revvity, Adaptive Biotechnologies and Cerba Research USA, Inc, who will perform assays that support secondary/exploratory immunogenicity and live virus serology endpoints of the clinical trial as determined in the base period. Assays to be performed include live virus neutralization on serum samples (Cerba), FluoroSpot and Flow Cytometry on local and centrally processed PBMCs (Revvity), and TCR sequencing from whole blood (Adaptive). Activities will include an interim data analysis and final data readouts/report for secondary/exploratory endpoints. Any additional unplanned analyses will also be performed.

4.0. Deliverables Table

1.	Meetings

#	Deliverable	Deliverable Description	Reporting Procedures and Due Dates
1.1	Post Award Teleconference

The Performer must complete an initial teleconference after the initiation of the period of performance.

1.        Outline activities for the next 30 days

2.        Discuss agenda items for the post-award Kickoff Meeting

●        Within 5 business days after the initiation of the Project Award period of performance

●         Performer must submit agenda and establish a teleconference number at least 3 business days in advance of the teleconference unless notified that BARDA will supply a teleconference number

●         PAR edits/approves and instructs Performer to distribute agenda at least 2 business days prior to meeting

●         Performer submits meeting minutes to PAR within 3 business days after the meeting

●         PAR reviews, comments, and approves minutes within 10 business days

1.2	Kickoff Meeting	The Performer must complete a Kickoff meeting after the initiation of the period of performance.

●         Within 10 business days after the initiation of the period of performance, pending concurrence by the OTAO

●         Performer must submit agenda and itinerary, if applicable, at least 5 business days in advance of in-person meeting or teleconference

●         PAR edits/approves and instructs Performer to distribute agenda at least 3 business days prior to meeting

●         Performer submits meeting minutes to PAR within 3 business days after the meeting

●         PAR reviews, comments, and approves minutes within 10 business days

1.3	Weekly Teleconference

The Performer must participate in teleconferences weekly with BARDA to discuss the technical performance on the project.

Meeting frequency may be increased or decreased as needed during the course of the project.

●         Performer must submit agenda to PAR no later than 3-4 business days in advance of meeting

●         PAR edits/approves and instructs Performer to distribute agenda prior to meeting

●         Performer must distribute agenda and presentation materials at least 2 calendar days in advance of meeting

●         Performer must submit meeting minutes to PAR within 3 business days of the meeting

●         PAR reviews, comments, and approves minutes within 6 business days

1.4	Technical, Subgroup, Ad Hoc Teleconference(s)

The Performer must participate in technical, subgroup, or ad hoc teleconferences as needed or upon BARDA request to discuss the technical performance on the Project Award.

Meeting frequency may be defined as needed during the course of the project.

●         Performer must submit agenda to PAR no later than 2 business days in advance of Technical or Subgroup meeting

●         PAR edits/approves and instructs Performer to distribute agenda prior to meeting

●         Performer must distribute agenda and presentation materials at least 24 hours in advance of meeting

●         Performer must submit meeting minutes to PAR within 3 business days of the meeting

●         PAR reviews, comments, and approves minutes within 6 business days

1.5	Periodic Review Meetings

At the discretion of the Government, the Performer must hold up to four per year recurring Project Review Meetings, held by teleconference or face-to face either in Washington, D.C. or at work sites of the Performer or subperformer. Face-to-face meetings may alternate between Washington, D.C. and Performer, subperformer sites. The meetings will be used to discuss project progress in relation to the Program Management deliverables described in this Project Award as well as nonclinical, clinical, technical, regulatory, and ethical aspects of the program.

●         Performer must submit an agenda and itinerary, if applicable, at least 5 business days in advance of meeting, and Performer must provide presentation materials at least 3 business days in advance of the meeting

●         PAR edits/approves and instructs Performer to distribute agenda at least 3 business days prior to meeting

●         Performer provides meeting minutes to PAR within 3 business days after the meeting

●         PAR reviews, comments, and approves minutes within 10 business days

1.6	FDA Meetings and Interactions

The Performer must forward the dates and times of any meeting with the FDA to BARDA, including formal meetings, site visits, inspections, audits, ad hoc meetings, technical meetings, etc.

The Performer must arrange for up to four (4) BARDA staff to attend any FDA meeting. (BARDA staff typically include the PAR and three (3) subject matter experts).

●         Performer must notify BARDA of any and all upcoming FDA meetings at minimum within 24 hours of meeting request. This includes formal (Type A, B, or C meetings or any and all other technical meetings).

●         Performer must provide advance copies of any PAR respondence it plans to send to FDA.

●         Performer must provide within 24 hours of its receipt, unredacted copies of all written communications it receives from the FDA.

●         Performer must notify BARDA within 24 hours of any informal or ad hoc meeting occurrence.

●         The Performer must forward initial Performer-issued draft minutes AND final minutes of any meeting with the FDA to BARDA within 2 business days of receipt.

1.7	Daily check-in with BARDA in the event of a PHE

Upon request of the Government, the Performer must participate in a daily check-in update with the project staff (via teleconference or email).

The updates will address key cost, schedule, and technical updates. Daily updates may be shared with senior Government leaders and should be provided on a non- confidential basis, unless the update includes confidential information in which case Performer must provide the update in both confidential and non-confidential formats.

Daily check-ins may occur on weekdays, excluding federal holidays.

Upon request of the Government, check-ins may also occur on weekends and on federal holidays, provided at least 24 hours’ notice

●         A standing agenda must be used, to include key cost, schedule, technical updates, as well as updates on ad hoc communications between the USG and the Performer.

●         No meeting minutes are required

●         Performer must provide bulleted email updates following any call or in lieu of a call by 2:00PM ET for that day.

2.	Technical Reporting: General

#	Deliverable	Deliverable Description	Reporting Procedures and Due Dates
2.1	Project Management Plan (PMP)

The Project Management Plan should define the overall plan for how the project will be executed, monitored, and controlled and must include a Study Responsibility Assignment Matrix for Performer and Subperformer team(s).

The PMP may be a single detailed document or composed of one or more subsidiary planning documents. These additional planning documents provide guidance and direction for specific management, planning, and control activities such as schedule, cost, risk, staffing, change control, communications, quality, procurement, deployment, etc. Each of the subsidiary planning documents should be detailed to the extent required by the specific project.

●        The Performer must submit a Project Management Plan (PMP)

o         Within 30 calendar days after the initiation of the period of performance

o         Updates should be provided to reflect any key changes and the PMP shall be reviewed at least annually.

2.2	Gantt Chart/Timeline of the project	The Gantt Chart/Timeline should be detailed to the extent required by the specific project.	At first project meeting and as updated no later than every 30 calendar days. Provided in pdf.
2.3	Communication Plan

The Performer must develop and implement an effective Communication Plan that details the flow of information between BARDA, Performers, collaborators, vendors, and other organizations, including communications with all parties, as appropriate, regarding label contents, expiry dating, and healthcare provider educational materials.

The Communication Plan must also include a press release review process.

●        Performer must submit a Communication Plan

o         Within 30 calendar days after the initiation of the period of performance

o         Updates should be provided to reflect any key changes and be reviewed at least annually from the date of award

2.4	Performer Locations

Using BARDA-defined template, the Performer must submit detailed data regarding locations where work will be performed under this Project Award, including addresses, points of contact, and work performed per location, to include SubPerformers and critical vendors of reagents and supplies.

● Performer must submit Work Locations Report: o Within 5 business days after the initiation of the period of performance o Within 30 business days after a substantive location or capabilities change

Performer must include vendors for critical infrastructure protection.

●         Within 2 business days of a substantive change if the work performed supports medical countermeasure development that addresses a threat that has been declared a Public Health Emergency by the HHS Secretary or a Public Health Emergency of International Concern (PHEIC) by the WHO

2.5	Pandemic/Public Health Emergency Facility and Operational Management Plan

Performer must develop a Pandemic Facility and Operational Management Plan, including change procedures from normal to pandemic operations and continuity of operations in the event of a declared pandemic emergency. Performer must identify critical infrastructure.

● The Performer must submit Pandemic Management Plan: o Draft within 15 days of award o Final within 30 days of award
2.6	Request for Information (RFI) Responses

Upon request of the Government, the Performer must provide complete responses to ad hoc RFIs.

RFIs may address key cost, schedule, and technical updates. Responses may be shared with senior Government leaders and should be provided on a non- confidential basis, unless the response includes confidential information in which case Performer must provide the response in both confidential and non-confidential formats.

● Performer must submit an RFI response to BARDA by email within 24 hours after Performer receipt of the RFI.
2.7	Monthly & Annual Technical Progress Reports/Annual Meeting

The Monthly and Annual Technical Progress reports must address each of the below items and be cross- referenced to the Work Breakdown Structure (WBS), Statement of Work (SOW), and Integrated Master Schedule (IMS), and Contract Performance Report (CPR) – or as applicable.

1.        An Executive Summary highlighting the progress, issues, and relevant manufacturing, nonclinical, clinical, regulatory, and publication activities. The Executive Summary should highlight all critical issues for that reporting period and resolution approach; limited to 2 pages

2.        The Performer must submit monthly detailed clinical reports during active clinical trial enrollment to include at a minimum:

●         Central Institutional Review Board (IRB)approval status

●         Site IRB approval status

●         Site information (Federal Wide Assurance (FWA) number, site type (e.g., commercial site, academic site), site activation status)

●        The Performer must submit monthly reports on the 15th day of the month covering the preceding month; Annual Reports submitted on the last calendar day of the month after each contract anniversary. Monthly progress reports are not required for the months when the Annual Report(s) are due, and Monthly/Annual Report(s) are not due during a month when the Final Report (final version, not draft) is due. The PAR and OATO will review the monthly reports with the Performer and provide feedback

●         Performer must provide FINAL versions of reports within 10 business days after receiving BARDA comments/edits

●         Performer must provide notification of designated safety events to the OTAO and PAR within 24 hours of being notified of the event. The PAR and OTAO will review the monthly reports with the Performer and provide feedback

●         Performer must provide FINAL versions of reports within 10 business days after receiving BARDA comments/edits

●         Number of subjects screened and enrolled by age, race, ethnicity, geographic distribution

●         Investigational Product status (receipt at depot and receipt on site)

●         Safety reporting (Serious Adverse Event)

●         Protocol deviations

●         Database management

●         Status of ancillary supplies e.g., Personal Protection Equipment, swabs, syringes, tubes on site

●         Specimen collection status

●         Pharmacy manuals

The Performer must inform BARDA of any upcoming site visits and/or audits of Clinical Research Organization (CRO) facilities funded under this effort. BARDA reserves the right to accompany the Performer on site visits and/or audits of CROs as BARDA deems necessary.

3.         Progress in meeting milestones organized by WBS, overall project assessment, problems encountered and recommended solutions. The reports must detail the planned and actual progress during the period covered, explaining any differences between the two and the corrective steps

4.         A three-month rolling forecast of the key planned activities, referencing the WBS/IMS

5.         A tracking log of progress on regulatory submissions with the FDA number, description of submission, date of submission, status of submission, and next steps

● Performer must provide notification of designated safety events to the OTAO and PAR within 24 hours of being notified of the event

6.         Estimated and Actual Expenses

●         This report must also contain a narrative or table detailing whether there is a significant discrepancy (>10%) at this time between the % of work completed and the cumulative costs incurred to date.

Monthly and actual expenses should be broken down to theappropriate WBS level. This section of the report should also contain estimates for the Subperformers’ expenses from the previous month if the Subperformer did not submit a bill in the previous month. If the Subperformer(s) was not working or did not incur any costs in the previous month, then a statement to this effect should be included in this report for those respective SubPerformers. If the PAR and OTAO are satisfied that the Performer’s reporting is sufficient to convey this information, this section may be waived.

Publication activities and progress for any manuscript, scientific meeting abstract, poster, presentation, and other public-facing material or information containing data generated under this Project Award

2.8	Draft and Final Technical Progress Report

A draft Final Technical Progress Report must contain a summation of the work performed and the results obtained over the entire period of performance. This report must be in sufficient detail to fully describe the progress achieved under all milestones. Report must contain a timeline of originally planned and baselined activities and milestones overlaid with actual progress attained during the Project Award.

Descriptions and rationale for activities and milestones that were not completed as planned should be provided. The draft report must be duly marked as ’Draft.’

The Final Technical Progress Report should incorporate feedback received from BARDA and contain a summation of the work performed and the results obtained for the entire Project Award Period of Performance (PoP). The final report must document the results of the entire Project Award. The final report must be duly marked as ’Final’. A cover letter with the report will contain a summary (not to exceed 200 words) of salient results achieved during the period of performance.

●         The Performer must submit the Draft Final Technical Progress Report 75 calendar days before the end of the PoP and the Final Technical Progress Report on or before the completion date of the PoP

●         PAR will provide feedback on draft report within 21 calendar days of receipt, which the Performer must consider incorporating into the Final Report

3.	Physical Inventory Deliverables

#	Deliverable	Deliverable Description	Reporting Procedures and Due Dates
3.1	Draft and Final Nonclinical Study Report(s)	Performer must provide Draft and Final Nonclinical Study Reports to BARDA for review and comment.

●         Draft report due within 45 calendar days after completion of analysis and at least 15 business days prior to submission to FDA

●         Performer must submit SubPerformer- prepared reports received by the Performer to the PAR and OTAO for review and comment no later than 5 business days after receipt by Performer.

●         The Government will provide written comments to the Draft Report for Nonclinical Study Reports within 15 business days after the submission

●         Final report due 30 calendar days after receiving comments on the Draft Final Report for Non-Clinical Studies; If corrective action is recommended, Performer must address all concerns raised by BARDA in writing

●         Performer must consider revising reports to address BARDA’s recommendations prior to FDA submission

3.2	Nonclinical Study Protocols	The Performer must submit draft and final nonclinical study protocols to PAR.

●         The Performer must submit Draft nonclinical study protocols to PAR electronically prior to finalization.

o         BARDA will provide comments within 10 business days of receipt of draft protocol

o         Performer must respond in writing to BARDA comments and recommendations within 10 business days of receipt and must be addressed prior to finalization of protocol.

o         OTAO must approve the final protocol

●         The Performer must submit Final nonclinical study protocols to PAR electronically no later than 10 business days prior to FDA submission.

3.3	Nonclinical Study Final Data Submission Package

BARDA must have access to methods and reagents.

BARDA must have unlimited rights to all nonclinical-related protocols, data generated from the execution of these protocols, and final reports, funded by BARDA under this contract

At BARDA’s request, the Performer must provide any nonclinical-related contract deliverable without any restrictive legends to ensure BARDA has the ability to review and distribute the nonclinical-related deliverables, as BARDA deems necessary.

● Performer must submit at least 15 business days prior to contract end date. Partial datasets may also be requested for delivery prior to submission of the Final Data Submission Package.

4.	Technical Reporting: Clinical Trials

#	Deliverable	Deliverable Description	Reporting Procedures and Due Dates
4.1	Clinical Trial Protocols	The Performer must collaborate with BARDA and the CSN partner to provide a protocol agreeable to all parties.	o ● The Performer must submit Final study protocols to PAR electronically no later than 10 business days prior to FDA submission.
4.2	Clinical Trial Documentation[1]

The Performer will collaborate with BARDA and the CSN partner to provide documents agreeable to all parties:

●         Investigational Product Accountability Plan

●         Study Supplies Procurement Plan

●         Site selection questionnaire

●         Overall Recruitment and Retention plan

●         Informed Consent Form (ICF) template

●         eConsent

●         Data Management Plan

●         Data Validation/Quality Plan

●         Statistical Analysis Plan

●         Sample/Specimen Management` Plan

●         Diversity inclusion plan to enroll based on US demographic based on most recent census

●         Investigator Brochure

●         electronic Case Report Form (eCRF)

●         Community engagement materials, posters, media advertisements, animations, graphics, etc.

●         Clinical Trial Agreements

●         Monitoring Plan

●         Safety Monitoring Plan (processes to provide 24-7 pharmacovigilance and safety monitoring)

o

●         The Performer must submit Final study documents, including the Statistical Analysis Plan to PAR electronically no later than 10 business days prior to FDA submission.

●

●         Performer must submit final version Investigational Product and Clinical Supplies Management Plan as time agreed upon by BARDA and the CSN at least 6 weeks prior to investigational product shipments to clinical depot.

●         Performer must retain the capability to procure, ship, deliver, install, and train on the use of all required supplies, including, but not limited to, documents, files, and equipment.

●         Final TLFs must be submitted to the PAR 3 weeks after database lock.

1To be added at the discretion of the Agreements Officer and the Project Agreement Representative and PCT as appropriate for the contract, e.g., if the clinical trial utilizes NIH-funded clinical sites: The Performer must participate in and provide information to a USG-oversight and review committee(s) outside of BARDA. The Performer must submit protocol, ICF, and IB to a Protocol Science Review Committee (PSRC) four (4) business days before the review to the PSRC Chair and USG-designated reviewers.

●         SAE Reconciliation SOP (if safety database is separate from clinical database)

●         Processes to manage and support an independent DSMB

●         DSMB Charter

●         DSMB template reports and DSMB reports

●         Draft and Final Tables, Listings, and Figures (TLFs), ad hoc TLFs

●         Plan for notifying participants of his/her treatment assignment

●         Essential Regulatory Documents that demonstrate compliance with the standards of ICH E6 (R2) Good Clinical Practice and with all applicable regulatory requirements

●         Pharmacy Manual

4.3	ClinicalTrials.Gov Posting and Results Reporting	Per clinicaltrials.gov registration and reporting requirements.	● Performer must post results: o 3 months from any interim analysis o 3 months from primary analysis o 3 months from final analysis
4.4	Draft and Final Clinical Study Report(s)	Performer must collaborate with CSN partner to provide Draft and Final Clinical Study Reports to BARDA for review and comment.	GeoVax will review draft Report for Clinical Studies Reports within 15 business days after submission

4.5	Project-Specific First Site Activated for First Subject First Visit	Performer should collaborate with CSN to have all pre-study planning complete and be ready to enroll subjects.	After IND is in effect, within five days of IRB approval
4.6	Clinical Report During Active Enrollment Periods	N/A	N/A
4.7	Access to Electronic Systems Used in Trial Conduct	The Performer must provide access to systems used in trial conduct.	Due within 20 calendar days of PAR request, no later than ten calendar days prior to first site activated
4.8	Blinded Safety Reports, Medical Data Listing, CIOMS Report, Pharmacovigilance Database Listing	N/A	N/A
4.9	Specimen Collection for Future Use

The CSN will collect and store clinical samples at key immune time points for future use in immune assays to be conducted at a central laboratory(s) as determined by BARDA.

For additional assays, the performer must provide an agreed upon plan for additional sample needs and shipment plans.

These samples and associated clinical data (metadata) will be-managed by the CSN

The CSN will remove any personal identifying information (PII) from the samples and assign each with a unique subject identification number and unique specimen identifier that links the Visit ID, Subject ID, and the clinical data before transferring to Geovax.

● ● Specimens and associated clinical data will be transferred from the CSN to Geovax upon request by BARDA

4.10	Clinical Trial Final Study Package

BARDA must have unlimited rights to all clinical-related protocols, data generated from the execution of these protocols, and final reports, funded by BARDA under this contract.

At BARDA’s request, the Performer must provide any clinical-related contract deliverable without any restrictive legends to ensure BARDA has the ability to review and distribute the clinical-related deliverables, as BARDA deems necessary.

If clinical trial data is included, that data must be provided consistent with applicable privacy laws to protect personally identifiable information (PII).

Performer must submit the Clinical Trial Final Study Package at least 15 business days prior to contract end date. Partial datasets may also be requested for delivery prior to submission of the Final Data Submission Package.

4.11	Data Exchange Package(s) Submitted to Regulatory Agency(s)

As part of Final or Draft Submission Package(s), upon BARDA request, and also as part of deliverables, the Performer must provide raw data, Tabulation Data (e.g., CDISC- compliant SDTM SAS XPT datasets), Analysis Datasets (e.g., CDISC- compliant ADaM SAS XPT datasets), and any additional documents including but not limited to Reviewer’s Guide (PDF), SDTM annotated CRF(s) (PDF), and data definition file(s) (XML) to BARDA. Other data exchange standards or file formats might be used if discussed with and agreed by BARDA. The Performer must provide the software programs (e.g., SAS programs, R programs) used to create any ADaM datasets and generate tables and figures associated with all analyses, including primary and secondary efficacy analyses.

List of abbreviations: XPT = SAS Transport Format (XPORT) Version 5;PDF = Portable Document Format; XML = Extensible Mark-up Language; CDISC = Clinical Data Interchange Standards Consortium

Performer must provide the Technical Documents and/or datasets within 20 business days of request from the OTAO or PAR

4.12	Clinical Trial Datasets	Performer must make clinical trial datasets publicly available.

●        Performer must post clinical trial datasets on a web-based platform easily accessible by the public:

o         3 months from any interim analysis

o         3 months from primary analysis

o         3 months from final analysis

4.13	Additional Data Package(s)

Upon request, the Performer must provide raw data, tabulation Data and/or analysis data in a BARDA- agreed upon format and supporting documents that might be including but not limit to the list of files in package, technical specification documents, data analysis programs. Data exchange standards and file formats must be discussed and agreed upon with BARDA.

● Performer must provide the data package(s) within 20 business days of request from the PAR or OTAO.

5.	Technical Reporting: Quality Assurance

#	Deliverable	Deliverable Description	Reporting Procedures and Due Dates
5.1	Quality Management Plan (QMP)

Performer must develop an overall project Quality Management Plan to include a description of all quality activities and personnel involved in ensuring all activities are conducted and data are maintained under cGXP, and all products are managed to ensure that GMP requirements are met.

All quality management plans must include subPerformer quality management plans specifically addressing how subPerformer quality will be managed. All subPerformers must have a current quality agreement with the Performer and a recent vendor qualification audit.

● Performer must submit a Quality Management Plan o Within 30 calendar days after the initiation of the contract period of performance o On the 6th month agreement anniversary to include any updates.
5.2	BARDA Audit

Performer must accommodate periodic or ad hoc site visits, auditing, inspection and review of release documents, test results, equipment and facilities when requested by HHS. If BARDA, the Performer, or other parties identify any issues during an audit, the Performer must capture the issues, identify potential solutions and submit a report to BARDA detailing the finding and corrective action(s).

HHS reserves the right to conduct an audit, either by HHS and/or HHS designee(s), of the facilities used under this contract and all records related to the manufacture, testing (including but not limited to analytical testing, nonclinical study, clinical trial), and storage of the product.

●         If issues are identified during the audit, Performer must submit a report to BARDA detailing the finding and corrective action(s) within 10 business days of the audit

●         PAR and OTAO will review the report and provide a response to the Performer with 10 business days

●         Once corrective action is completed, the Performer will provide a final report to BARDA

5.3	FDA Inspections/Site visits

In the event of an FDA inspection that occurs in relation to this agreement and for the product, or for any other FDA inspection that has the reasonable potential to impact the performance of this agreement, including, but not limited to clinical trials and manufacturing facilities, the Performer must provide the USG with an exact copy (non- redacted) of the FDA Form 483 or summary and the Establishment Inspection Report (EIR). The Performer must provide the PAR and OTAO with copies of the plan and FDA submissions for addressing areas of non-conformance to FDA regulations for GLP, GMP, or GCP guidelines as identified in the inspection report, status updates during the plan’s execution and a copy of all final responses to the FDA. The Performer must also provide redacted copies of any FDA inspection reports received from subPerformers that occur as a result of this contract or for this product.

The Performer must make arrangements for up to four (4) BARDA representative(s) to be present during the opening, any daily debriefs, and the final debrief by the regulatory inspector.

●         Draft report due within 45 calendar days after completion of analysis and at least 15 business days prior to submission to FDA

●         Performer must notify PAR and OTAO within 10 business days of the scheduling of a scheduled FDA inspection/site visit or within 24 hours after inspection/site visit if the FDA does not provide advanced notice

●         Performer must provide copies of any FDA inspection report received from subPerformers that occur as a result of this contract or for this product within 1 business day of receiving correspondence from the FDA, a subPerformer, or third party

●         Within 10 business days of inspection report, Performer must provide OTAO with a plan for addressing areas of nonconformance, if any are identified

5.4	Quality Assurance Audits and SubPerformer Monitoring Visits

BARDA reserves the right to participate in QA audits performed by the Performer. Upon completion of the audit/site visit the Performer must provide a report capturing the findings, results and next steps in proceeding with the subPerformer. If action is requested of the subPerformer, detailed concerns for addressing areas of non-conformance to FDA regulations for GLP, GMP, or GCP guidelines, as identified in the audit report, must be provided to BARDA. The Performer must provide responses from the subPerformers to address these concerns and plans for corrective action.

The Performer must allow for up to four (4) USG representative(s) to be present during the audit as necessary for appropriate oversight, including manufacturing person in plant, at nonclinical sites, at clinical sites, CROs, and any other clinical vendor involved in the conduct of the nonclinical study or clinical trial under contract.

●         Performer must notify AO and PAR a minimum of 10 business days in advance of upcoming, audits/site visits of subPerformers

●         Performer must notify the PAR and AO within 5 business days of report completion and provide Draft Report.

●         PAR and AO will review the report and provide a response to the Performer with 10 business days before audit can be finalized.

●         Performer must provide a final audit report and corrective and preventive actions (CAPAs) to address all findings in the report.

●         Performer must provide a final closeout report that all CAPAs were addressed to PAR and OATO

●         Performer must notify BARDA within 24 hours of any critical and/or major findings

5.5	Risk Management Plan (RMP)	The Performer must provide an RMP that outlines the impacts of each risk in relation to the cost, schedule, and performance objectives.

●         A Draft is due within 45 calendar days after the initiation of the contract period of performance; updates to the RMP are due concurrent with Monthly Technical Progress Reports but may be communicated more frequently. The Performer may choose to notify the government up to two times every three months if there are no changes from the prior submission, and not submit an update

●         BARDA will provide Performer with a list of concerns in response plan submitted

●         Performer must address, in writing, all concerns raised by BARDA within 20 business days of Performer’s receipt of BARDA’s concerns

●         The Performer must submit updates at minimum of every three months.

5.6	Integrated Master Schedule (IMS)

The Performer must provide an IMS that illustrates project tasks, dependencies, durations throughout the period of performance, and milestones (GO/NO-GO). The IMS must map to the WBS, and provide baseline, and actual or forecast dates for completion of tasks.

●         The Performer must submit the IMS in both PDF and an agreed-upon electronic format (e.g., Microsoft Project) to the PAR

●         The first Draft of the IMS is due within 30 business days after the initiation of the contract period of performance

●         The Government will request revisions within 10 business days, at which point the schedule baseline for the period of performance will be set

●         Thereafter an updated IMS is due concurrent with Monthly Technical Progress Reports

●         During a declared Public Health Emergency, the Performer must submit the IMS within 10 business days after the initiation of the contract period of performance, updates are due weekly, and any significant change (i.e., a change which would impact the schedule by greater than one week) must be reported immediately to the PAR and/or designee.

5.7	Deviation Notification and Mitigation Strategy

Process for changing IMS activities associated with cost and schedule as baselined. Performer must notify BARDA of significant proposed changes the IMS defined as increases in cost above 5% or schedule slippage of more than 30 days, which would require a PoP extension. Performer must provide a high- level management strategy for risk mitigation.

● The Performer must submit Deviation Notification and Mitigation Strategy at least 10 business days prior to the Performer anticipating the need to implement changes
5.8	Incident Report

Performer must communicate to BARDA and document all critical programmatic concerns, issues, or probable risks that have or are likely to significantly impact project schedule and/or cost and/or performance. “Significant” is defined as a 10% or greater cost or schedule variance within a control account, but should be confirmed in consultation with the PAR. Incidents that present liability to the project even without cost/schedule impact, such as breach of GCP during a clinical study, must also be reported.

●         Due within 48 hours of activity or incident or within 24 hours for a security activity or incident

●         Email or telephone with written follow-up to PAR and AO

●         Additional updates due to PAR and AO within 48 hours of additional developments

●         Performer must submit within 5 business days a Corrective Action Plan (if deemed necessary by either party) to address any potential issues

●         If corrective action is deemed necessary, Performer must address in writing, its consideration of concerns raised by BARDA within 5 business days of receiving such concerns

6.	Advanced R&D Products

#	Deliverable	Deliverable Description	Reporting Procedures and Due Dates
6.1	Technical Documents

Upon request, Performer must provide the PAR with deliverables from the following activities: quality agreements between Performers and sub-Performer, process Development Reports, Assay Qualification Plan/Report, Assay Validation Plan/Report, Assay Technology Transfer Report, Batch Records, SOPs, Master Production Records, Certificate of Analysis, Clinical Studies Data or Reports, clinical trial documents.

The OTAO and PAR reserve the right to request within the PoP a non-proprietary technical document for distribution within the Government[3].

●         Performer must provide technical document within 10 business days of OTAO or PAR request. Performer can request additional time on an as needed basis

●         If corrective action is recommended, the Performer must address, in writing, concerns raised by BARDA in writing

6.2	Publications

The Performer must submit any manuscript, scientific meeting abstract, poster, presentation, and any other public-facing material or information disseminated outside the purview of other deliverables, containing data generated under this contract, to BARDA for review prior to submission.

Acknowledgment of BARDA funding must be included as noted in contract article X.

●         Performer must submit all manuscript or scientific meeting abstracts to PAR and OATO prior to submission/presentation by 30 business days for manuscripts and 15 business days for abstracts, posters, or any other material

●         Performer must address in writing all concerns raised by BARDA in writing

●         Final submissions must be submitted to BARDA concurrently or no later than within one (1) calendar day of its submission

●         Performer must list all publication material in the Monthly Technical Progress Report

6.3	Performer Clinical Publication Timeline and USG Right to Publish Data

The Performer and Government are committed to transparent and timely publication of clinical trial data to ensure rapid distribution of information during a Public Health Emergency.

Within 30 days of the primary analysis, results from clinical studies funded in whole or in part under this Project Agreement and consistent with Good Publications Practices. Sponsor, Performer must submit clinical study primary endpoint analysis for publication to a peer reviewed journal.

Within 90 days of the of study end date [last subject last visit] for studies funded in part or whole under this contract and consistent with Good Publication Practices, Performer must submit clinical study data for publication to a peer reviewed journal.

If the Performer does not elect to publish data, Performer must provide OTAO and PAR with clinical trial data to support the government publication of data as deemed appropriate by the government, without the Performer’s involvement. The government reserves the right to publish a counter-analysis of the data.

●         Performer must notify OTAO and PAR within 30 calendar days of primary analysis results and study end date [last subject last visit] if they plan not to publish data.

●         Within 10 calendar days of a request for clinical data from the OTAO, the Performer must provide OTAO with requested data, information and materials in the form(s) requested by the government, to support the government publication of the clinical trial data funded in part or whole under this Project Agreement

6.4	Performer Nonclinical Publication Timeline and USG Right to Publish Data

The Performer and Government are committed to transparent and timely publication of nonclinical data to ensure rapid distribution of information, particularly during a Public Health Emergency.

Within 90 days of the of study end date [audited or quality-controlled draft final report prepared and reviewed by the Government] for studies funded in part or whole under this Project Agreement and consistent with Good Publication Practices, The Performer must submit nonclinical study data for publication to a peer-reviewed journal.

If the Performer does not elect to publish data, Performer must provide OTAO and PAR with nonclinical data to support the government publication of data as deemed appropriate by the government, without the Performer involvement. The government reserves the right to publish a counter-analysis of the data.

●         Performer must notify OTAO within 30 calendar days of study end date [audited or quality-controlled draft final report prepared and submitted for Government review] if they plan not to publish data.

●         Within 10 calendar days of a request for nonclinical data from the OTAO, the Performer must provide OTAO with requested data, information and materials in the form(s) requested by the government, to support the government publication of the nonclinical trial data funded in part or whole under this contract

7.	Regulatory Deliverables

#	Deliverable	Deliverable Description	Reporting Procedures and Due Dates
7.1	Regulatory Strategy/Plan	The Performer must provide a Regulatory Plan that outlines the regulatory strategy for the product. The plan must include information leading to commercialization readiness.

●        The Performer must submit a Draft within 45 calendar days after the initiation of the contract period of performance; updates to the Regulatory Strategy/Plan must be submitted concurrently with Monthly Technical Progress Reports. The Performer may choose to notify the government up to two times every three months if there are no changes from the prior submission, and not submit an update

●         BARDA will provide Performer with a list of concerns in response to plan submitted

●         Performer must address, in writing, all concerns raised by BARDA within 20 business days of Performer’s receipt of BARDA’s concerns

7.2	FDA Correspondence

The Performer must memorialize all original and unredacted correspondence between Performer and FDA and submit to BARDA, including formal and informal emails, correspondence, telephone calls, and official information requests (IRs).

● Performer must provide copies of all original and unredacted FDA correspondence within 2 business days of correspondence
7.3	FDA Submissions

The Performer must provide BARDA the opportunity to review and comment upon all draft submissions before submission to the FDA.

Performer must provide BARDA with an electronic copy of the final FDA submission. All documents must be duly marked as either “Draft” or “Final.”

●         Performer must submit draft FDA submissions to BARDA at least 15 business days prior to FDA submission

●         BARDA will provide feedback to Performer within 10 business days of receipt

●         The Performer must address, in writing, its consideration of all concerns raised by BARDA prior to FDA submission

●         The Performer must submit Final FDA submissions to BARDA concurrently or no later than five (5) calendar days of submission

5.0.         Milestone Schedule

GeoVax, Inc. Milestone Payment Schedule[1]
RRPV Milestone Number	Task Number	Significant Event/ Accomplishments	Due Date	Government Funds	Total Funding
1	1.1	Contract Initiation Meeting	7/1/2024	***	$ 3,653,206
2	N/A	Monthly Report (Technical and Business Reports)	7/15/2024	***	***
3	1.3	Go/No-Go Milestone: Analytical Assays Confirmed	8/5/2024	***	***
4	N/A	Monthly Report (Technical and Business Reports)	8/15/2024	***	***
5	1.4	Go/No-Go Milestone: IND Amendment in Approved	8/26/2024	***	***
6	N/A	Monthly Report (Technical and Business Reports)	9/15/2024	***	***
7	1.4	Go/No-Go Milestone: IRB Approval Received (Study Level)	9/23/2024	***	***
8	1.3	Go/No-Go Milestone: RRPV Review & Approval of Project Plans & Final Protocol	9/30/2024	***	***
9	1.4	Milestone: First Site IRB Approval Received	10/8/2024	***	***
10	1.3	Go/No-Go Milestone: All Lab Qualification Visits Complete	10/14/2024	***	***
11	N/A	Monthly Report (Technical and Business Reports)	10/15/2024	***	***
12	1.3	Go/No-Go Milestone: Final Study Materials Developed & Ready	11/1/2024	***	***
13	N/A	Monthly Report (Technical and Business Reports)	11/15/2024	***	***
14	N/A	Monthly Report (Technical and Business Reports)	12/15/2024	***	***
15	N/A	Monthly Report (Technical and Business Reports)	1/15/2025	***	***
16	1.4	Milestone: All Sites IRB-Approved	2/19/2025	***	***
17	N/A	Monthly Report (Technical and Business Reports)	2/15/2025	***	***
18	N/A	Monthly Report (Technical and Business Reports)	3/15/2025	***	***
19	N/A	Monthly Report (Technical and Business Reports)	4/15/2025	***	***
20	1.2	Go/No-Go Milestone: Analytical Assays Confirmed	5/12/2025	***	***
21	N/A	Monthly Report (Technical and Business Reports)	5/15/2025	***	***
22	1.3	Milestone: First Site Activated	5/21/2025	***	***

23	1.3	Milestone: First Participant In	5/29/2025	***	***
24	N/A	Monthly Report (Technical and Business Reports)	6/15/2025	***	***
25	N/A	Annual Report	7/31/2025	***	***
26	N/A	Monthly Report (Technical and Business Reports)	8/15/2025	***	***
27	N/A	Monthly Report (Technical and Business Reports)	9/15/2025	***	***
28	1.3	Go/No-Go Milestone: All site readiness & site activation activities	10/3/2025	***	***
29	1.3	Milestone: 50% Participants Enrolled	10/6/2025	***	***
30	N/A	Monthly Report (Technical and Business Reports)	10/15/2025	***	***
31	N/A	Monthly Report (Technical and Business Reports)	11/15/2025	***	***
32	N/A	Monthly Report (Technical and Business Reports)	12/15/2025	***	***
33	N/A	Monthly Report (Technical and Business Reports)	1/15/2026	***	***
34	N/A	Monthly Report (Technical and Business Reports)	2/15/2026	***	***
35	N/A	Monthly Report (Technical and Business Reports)	3/15/2026	***	***
36	N/A	Monthly Report (Technical and Business Reports)	4/15/2026	***	***
37	N/A	Monthly Report (Technical and Business Reports)	5/15/2026	***	***
38	N/A	Monthly Report (Technical and Business Reports)	6/15/2026	***	***
39	N/A	Annual Report	7/31/2026	***	***
40	N/A	Monthly Report (Technical and Business Reports)	8/15/2026	***	***
41	N/A	Monthly Report (Technical and Business Reports)	9/15/2026	***	***
42	N/A	Monthly Report (Technical and Business Reports)	10/15/2026	***	***
43	N/A	Monthly Report (Technical and Business Reports)	11/15/2026	***	***
44	N/A	Monthly Report (Technical and Business Reports)	12/15/2026	***	***
45	1.3	Milestone: Last Participant In	12/30/2026	***	***
46	N/A	Monthly Report (Technical and Business Reports)	1/15/2027	***	***
47	N/A	Monthly Report (Technical and Business Reports)	2/15/2027	***	***
48	1.3	Milestone: Database Lock	3/11/2027	***	***
49	N/A	Monthly Report (Technical and Business Reports)	3/15/2027	***	***
50	N/A	Monthly Report (Technical and Business Reports)	4/15/2027	***	***
51	N/A	Monthly Report (Technical and Business Reports)	5/15/2027	***	***
52	2.2	Milestone: Final Data Readouts / Data Analysis	6/18/2027	***	***
53	N/A	Monthly Report (Technical and Business Reports)	6/15/2027	***	***
54	N/A	Annual Report	7/31/2027	***	***

55	2.1	Milestone: Final Additional Analytical Analyses Report	7/23/2027	***	***
56	1.3	Milestone: Final CSR	8/6/2027	***	***
57	N/A	Monthly Report (Technical and Business Reports)	8/15/2027	***	***
58	N/A	Monthly Report (Technical and Business Reports)	9/15/2027	***	***
59	N/A	Monthly Report (Technical and Business Reports)	10/15/2027	***	***
60	N/A	Final Reports (POP End)	11/29/2027	***	***
Total:				$ 24,321,841	$ 24,321,841
Contract Type:				CR

Footnote:

1. GeoVax, Inc. is proposing a cost reimbursable agreement. This milestone payment schedule should not be interpreted as what may or may not be invoiced to the Government for reimbursement on a monthly basis. GeoVax, Inc. is not proposing a fixed priced agreement.

6.0.         INTELLECTUAL PROPERTY, DATA RIGHTS, AND COPYRIGHTS

Technical Data to Be Furnished with Restrictions	Basis for Assertion	Asserted Rights Category	Name of Asserting Organization	Milestone Affected
***	Previously developed exclusively at private expense	Limited	GeoVax, Inc	5

Attachment B

Key Tenets

Next Generation COVID-19 Vaccines Tenets

The largest effort in the Next Generation COVID-19 Vaccines Area of Interest will focus on generation of proof-of-concept Phase IIb efficacy data from multiple development partners to de-risk further development of successful vaccine candidates that are delivered via mucosal administration, target other non-spike proteins, or target multiple SARS-CoV-2 receptor binding domains that Chanmay strengthen vaccine breadth, durability, and transmission-blocking. As part of this effort, BARDA plans to conduct correlate of protection (COP) and immunogenicity analyses, as well as meta-analyses using aggregate data to inform a better understanding of mechanistic correlates to further development of COVID-19 vaccines and improve responses to future pandemics or public health threats. Alignment of objectives/endpoints, implementation of a Diversity Plan, use of a Data Safety Monitoring Board (DSMB), standardized data collection, and a uniform approach to the collection and analysis of immunogenicity data across the Next Generation COVID-19 Vaccines initiative facilitates a harmonized strategy that ensures BARDA’s strategic goals for the program are met. Adherence with the requirements set forth below to provide samples and data are critical for BARDA to strengthen its assays and analytical infrastructure to advance COPs and accelerate licensure of NextGen vaccines. The following conditions pertaining to operationalization of the Phase 2b clinical trials have been set as a requirement to entering into an agreement whereby the USG collaborates and helps finance the development of Next Generation COVID-19 Vaccines.

1)	The vaccine developer to the collaboration will be the sole Sponsor and holder of the IND.

Responsibilities:

Clinical Studies Network Partnership	BARDA Broad Agency Announcement/Rapid Response Partnership Vehicle
Responsibility and accountability for the operational execution of the trial	Responsibility and accountability for the operational execution of the trial
Final selection, approval, and activation of sites	Final selection, approval, and activation of sites
Fulfilling monitoring responsibilities in all sites	Fulfilling monitoring responsibilities in all sites
Sponsor Transfer of Regulatory Obligations (TORO); assume BARDA CRO SOPs will be followed	Sponsor TORO as needed

2)

The study protocols will be harmonized with respect to the defined primary efficacy endpoint, the minimal common set of secondary endpoints, and statistical analysis plans (SAPs). Specific secondary or exploratory endpoints can be included for each program. Execution of each Phase 2b clinical trial requires written authorization from BARDA.

3)

Awardees must provide protocol development and writing support services, including the development of protocol-related documents such as sample informed consents. Protocol development and subsequent trial enrollment must take into consideration and align with diversity of the clinical trial population and as applicable take into account principles outlined in ‘Enhancing the Diversity of Clinical Trial Populations — Eligibility Criteria, Enrollment Practices, and Trial Designs Guidance for Industry’ https://www.fda.gov/regulatory-information/search-fda-guidance- documents/enhancing-diversity-clinical-trial-populations-eligibility-criteria-enrollment-practices- and-trial

4)

Awardees must provide a Diversity Plan to improve enrollment of participants based on ‘Diversity Plans to Improve Enrollment of Participants from Underrepresented Racial and Ethnic Populations in Clinical Trials Guidance for Industry’ (Draft January 2024) https://www.fda.gov/regulatory- information/search-fda-guidance-documents/collection-race-and-ethnicity-data-clinical-trials-and- clinical-studies-fda-regulated-medical?utm_medium=email&utm_source=govdelivery. The Diversity Plan must include proposed targets to achieve deliverable. The Diversity Plan should include how PBMCs will be collected from a diverse population.

5)

The Phase 2b clinical trials must be overseen by a Data and Safety Monitoring Board (DSMB) fulfilling all standard duties of DSMBs. The criteria for voting members and non-voting observer members of the DSMB as well as the final composition of the DSMB will be set by BARDA in consultation with the vaccine developer and finalization will require agreement from BARDA. 1-2 BARDA representatives will attend all safety committee meeting open sessions as non-voting observers.

6)

Protocols will be harmonized with respect to using the FDA Guidance ‘Toxicity Grading Scale for Healthy Adult and Adolescent Volunteers Enrolled in Preventive Vaccine Clinical Trials’ https://www.fda.gov/regulatory-information/search-fda-guidance-documents/toxicity-grading- scale-healthy-adult-and-adolescent-volunteers-enrolled-preventive-vaccine-clinical for the purpose of grading adverse events.

7)

Clinical Data Collection will be harmonized with respect to using the latest Clinical Data Interchange Standards Consortium (CDISC) Clinical Data Acquisition Standards Harmonization (CDASH) Model for eCRF design. The current version of CDASH can be downloaded at: https://www.cdisc.org/standards/foundational/cdash. This will allow a standard way to collect data consistency across the Phase 2b clinical trials. This also ensures an easy submission to regulatory agencies (e.g. FDA) and efficient data analyses.

8)	The Sponsor is responsible to ensure medical case management during the trial, including the specific approach to care of participants with COVID-19.

9)

Each Phase 2b clinical trial will obtain samples and data required for analysis of primary endpoint, secondary endpoints, and correlates of protection (COP) analysis[1]. The primary efficacy endpoint and certain secondary immunogenicity endpoints will be specified by BARDA. BARDA will provide an immune assay capability through a centralized network of laboratories that will perform the tests for the immunogenicity-related secondary endpoints on the specified number of samples for either COP or immunogenicity analyses. A sample analysis plan, including associated timelines for assay completion, will be developed through BARDA’s Centralized Laboratory Network, and will be approved by BARDA in consultation with the developer. Samples and data from Phase 2b trials are intended to be used in COP and cross-trial metanalyses; data will be shared with parties and published. Data analyses for immunogenicity, COP, and metanalysis based on assays provided through BARDA’s Centralized Laboratory Network (BCLN)[2] will be conducted according to an SAP that is developed jointly by the vaccine developer and BARDA and approved by BARDA.

a)

Primary efficacy endpoint. The vaccine developer will be responsible for clinical assessment and assays (RT-PCR for virologically confirmed SARS-CoV-2) per the defined primary efficacy endpoint. The vaccine developer must share all clinical data with the USG in accordance with any requirements to ensure timely and complete transfer to the BARDA database resource. The BCLN will provide a resource for viral genomic sequencing of samples where SARS-CoV-2 infection was virologically confirmed with a positive RT-PCR result; these samples must be provided by the vaccine developer to the BARDA resource according to BARDA requirements.

b)

Immune assays. BARDA will be responsible for a minimum set of immunogenicity assays as defined herein. Immunogenicity assay data from the BCLN will constitute the secondary immunogenicity endpoint data. Immunogenicity assay data and analysis conducted by BARDA will be shared with the vaccine developer and released via publication. As our understanding of immunologic COPs and assay technology evolves in the near future, the approach described below may be modified to accommodate updated information. See item 10 for information on the number of subjects from which to collect samples.

i)

The minimal set of immunogenicity assays required for any trial includes assessment of sera samples by pseudovirus neutralization assay (PsVNA) and IgG binding antibody (bAb) assay; and peripheral blood mononuclear cells (PBMCs) by flow cytometry for intracellular cytokine and cell surface marker staining (ICS).

ii)

Any trial that includes a candidate administered via a mucosal route must include additional assays for assessment of: sera by IgA bAb assay; nasal samples by PsVNA, IgG bAb, and IgA bAb; and saliva samples by PsVNA, IgG bAb, and IgA bAb. Phase 2b trials that only include parenterally administered vaccines do not require these mucosal sample or IgA assays; however, these assays will be available at the request of the vaccine developer for testing at the partner’s expense.

iii)

Timepoints for immune assays will include samples collected at baseline (D1), day D31, D91, D181, and D366. Timepoints where BARDA-run assays will only be used for immunogenicity analysis will include D91 and D366 for all antibody assays and D91, D181 and 366 for testing of PBMCs by ICS; 200 randomly sampled subjects will be assessed for immunogenicity at each timepoint. Randomization requirements will be determined by BARDA. For requirements on timepoints for COP analysis see item 9c and for details for sample collection requirements, see item 10.

1 Additional details for sample collection and processing protocols related to testing performed through the BARDA Central Laboratory Network (BCLN) including immune assays and virus sequencing are provided in the BARDA LAB SAMPLE PROCESSING GUIDANCE: Project Next Generation COVID-19 Phase 2B Vaccine Trials (Ver. 2.0)

2 BARDA has partnered with multiple organizations to establish the BARDA Central Laboratory Network (BCLN) to provide standardized immunological assay testing, sample storage and viral sequencing services to support the development of the next generation of COVID-19 vaccines (Project NextGen).

c)

Correlates of Protection. Immune assays for COP analysis align with sample type and assay type requirements defined in item 9.b.i-ii. Timepoints and samples (for details on sample collection, see item 10) for COP analysis will include: baseline (D1) and D31 for sera, PBMCs*, nasal, and saliva samples and for sera only at D181. For mucosal sample COP, whether COP assays and analysis are run for mucosal samples, and on which mucosal sample type (either nasal or saliva, but not both) will be determined by BARDA based on the outcome of immunogenicity analysis (i.e., on 200 samples). Possibly 10% (roughly 1,000 samples based on a total Phase 2b enrollment target of 10,000) subjects will be assayed for COP analysis. BARDA will provide a centralized statistical and data coordinating center to conduct the COP analysis across all Phase 2b trials. Clinical data will be shared by BARDA’s Centralized Laboratory Network. The mix of sampled subjects and COP analysis will be defined in and conducted according to the SAP. The SAP will be developed in collaboration with and agreed to by BARDA. COP data analysis will be shared with the vaccine developer and released via publication. See item 10 for information on the number of subjects from which to collect samples.

*Please note: if insufficient COVID-19 symptomatic cases (as defined per protocol primary endpoint) are identified in the PBMC collected samples to enable CoP analysis, BARDA may test 200 samples at all time points for immunogenicity assessment only.

d)	Assays will be run with a minimum of three strains/variants, including (for example):

i)	Ancestral Wuhan strain

ii)

The currently recommended variant for COVID-19 vaccines (e.g., XBB 1.5 https://www.fda.gov/vaccines-blood-biologics/updated-covid-19-vaccines-use-united- states-beginning-fall- 2023#:~:text=Based%20on%20the%20totality%20of,a%20monovalent%20XBB%201.5%20co mposition)

iii)	A variant, to be determined by BARDA in consultation with the vaccine developer, based on the most prevalent circulating SARS-COV-2 strain/virus at the time and place of Phase 2b trial conduct.

Assessment of any additional SARS-CoV-2 strains/variants will be decided by BARDA based on scientific justification, program priorities, and available funding. The vaccine developer may conduct their own independent additional assays with other SARS-CoV-2 variants; however, associated costs will be incurred by the vaccine developer.

10)

Sample Draws for Immune Assays. Each Phase 2b trial will obtain samples required for testing in assays as defined under item 9. Samples from the trials will be used in assays for primary endpoint analysis, immunogenicity analysis, COP analyses, and metanalyses. Samples must be collected according to requirements defined by BARDA and, where required, must be delivered to the BARDA sample acquisition and storage resource. BARDA will share documentation that describes harmonized sample collection, processing, and storage procedures and requirements. Subject randomization and sample size for immunogenicity samples will occur according to the COP SAP, which will be determined by BARDA in coordination with the vaccine developer and finalized by BARDA.

a)	Blood samples. The vaccine developer must collect blood samples for the preparation of sera and PBMCs for immune assays.

i)

Sera. Sera samples must be collected from the total enrolled subjects at the baseline (D1), D31, and D181 timepoints; these timepoints will be used for COP analysis and must be collected from all subjects to ensure any future COVID-19 cases are captured. Sera samples must be collected from 200 randomly selected subjects at the D91 and D366 timepoints. A total sera volume of 4mL (8 mL of whole blood), in 8 x 0.5mL aliquots, must be collected from required subjects at the defined timepoints for the BARDA assays. Standard red-top tubes (i.e., contains no anticoagulant or preservative) should be used to collect sera samples. Additional sample volume for assays run by the industrial party should be accounted for in addition to the required volume for BARDA assays. Samples that will be shipped to the BARDA sample storage resource must be collected, aliquoted, stored, and shipped according to BARDA requirements.

ii)

PBMCs. PBMC samples should be collected from a minimum of 1000 subjects at baseline (D1) and D31; however, companies are encouraged to collect PBMC from at least 1667 and up to 2,000 subjects at these timepoints to maximize possibility of capturing enough COVID- 19 cases (as defined per protocol primary endpoint) for BARDA to conduct COP analysis. PBMCs must be collected from at least 200 randomly selected subjects at the D91, D181, and D366 timepoints. A total of 15x10[6] PBMCs, in three aliquots each of 5x10[6] PBMCs, must be collected from required subjects at the defined timepoints for the BARDA assays. Additional sample volume for assays run by the industrial party should be accounted for in addition to the required volume for BARDA assays. Samples that will be shipped to the BARDA sample storage resource must be collected, stored, and shipped according to BARDA requirements. PBMCs must be collected according to the Standard Operating Procedure: Peripheral Blood Mononuclear Cells (PBMC) and Associated Plasma Collection (No.: DMID- OCRR-SOP-002; Effective Date: 30-SEP-2021), BARDA preference is the option that defines the protocol specific to collection using Cellular Preparation Tubes (CPTs).

b)

Mucosal samples. The vaccine developer must collect nasal and saliva samples if required by BARDA or requested by the vaccine developer per item 9.b.ii. Both nasal and saliva samples must be collected from the total enrolled subjects at the baseline (D1), D31, and D181 timepoints; these timepoints will be used for COP analysis and must be collected from all subjects to ensure any future COVID-19 cases are captured. Nasal and saliva samples must be collected from 200 randomly selected subjects at the D91 and D366 timepoints. Nasal samples must be collected using the Nasosorption device and saliva samples much be collected using the Oracol device. Samples must be collected per the device instructions for use and specific collection procedure requirements as defined by BARDA; Nasal samples must be diluted up to a final volume of 1mL with 1X Mucosal Buffer and divided into four aliquots of 0.25mL. Saliva samples will be diluted at a 1:1 ratio with 2x Mucosal Buffer for a final volume of 1 ml and aliquoted into four x 0.25 mL aliquots. Additional sample volume for assays run by the industrial party should be accounted for in addition to the required volume for BARDA assays. Samples that will be shipped to the BARDA sample storage resource must be collected, stored, and shipped according to BARDA requirements.

c)

Informed Consent. The clinical trial informed consent developed by the vaccine developer or CSN partner must capture how clinical immune samples collected during the study will be used – both for per protocol use and future non-per protocol use. Long term storage of these samples will occur at the BARDA Biological Specimen and Investigational Product storage facility (BSIP).